Delcath Systems, Inc.

1633 Broadway, Suite 22C

New York, New York 10019

February 7, 2020

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Delcath Systems, Inc. (the “Company”)

Registration Statement on Form S-1, as amended (File No. 333-235904)

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, the Company hereby requests that the above-referenced Registration Statement (the “Registration Statement”) be declared effective by the Securities and Exchange Commission at 5:00 p.m., Eastern Standard Time, on February 10, 2020, or as soon as practicable thereafter.

Please call John D. Hogoboom of Lowenstein Sandler LLP at (973) 597-2382 to confirm the effectiveness of the Registration Statement or with any questions.

[Signature page follows.]

U.S. Securities and Exchange Commission

February 7, 2020

Very truly yours,

DELCATH SYSTEMS, INC.

By:	/s/ Barbra Keck
Name: Barbra Keck
Title: Chief Financial Officer